Exhibit 3.4

Second Amended and Restated

Certificate of Incorporation

of

Digital Cinema Destinations Corp.

The undersigned, A. Dale Mayo, hereby certifies that:

1.	The name of this corporation is Digital Cinema Destinations Corp. (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed on July 29, 2010.

3.	The Amended and Restated Certificate of Incorporation of the Corporation (the “First Amended and Restated Certificate”) was filed on December 8, 2010.

4.

The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate”) as set forth herein has been duly adopted in accordance with the provisions of Sections 212, 241 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the Corporation.

5.	The Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

FIRST:

The name of the Corporation is Digital Cinema Destinations Corp.

SECOND:

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

(A)  Authorized Stock.  The Corporation shall have the authority to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) and up to 20,900,000 shares of common stock, consisting of 20,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and 900,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”).  The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, voting together as a single class, with each holder of capital stock having one vote in respect of each share of capital stock held by such holder of record on the books of the Corporation.

(B)

Reverse Split.

(i)

Effective upon the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), (1) each two shares of the Corporation’s Class A Common Stock issued and outstanding immediately prior to the Effective Time (“Old Class A Common Stock”) shall automatically be reclassified, combined into and become one fully paid, non-assessable share of Class A Common Stock (“New Class A Common Stock”) and (2) each two shares of Corporation’s Class B Common Stock issued and outstanding immediately prior to the Effective Time (“Old Class B Common Stock,” and together with the Old Class A Common Stock, the “Old Common Stock”) shall automatically be reclassified, combined into and become one fully paid, non-assessable share of Class B Common Stock (“New Class B Common Stock,” and together with the New Class A Common Stock, the “New Common Stock”), in each case, without any further action by the holder of such shares of Old Class A Common Stock and Old Class B Common Stock. Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification and combination of shares of Old Common Stock.  In lieu thereof, upon surrender after the Effective Time of a certificate that formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who otherwise would be entitled to receive a fractional share of New Class A Common Stock and/or New Class B Common Stock as a result of the reclassification and combination, following the Effective Time, shall be entitled to receive a cash payment in an amount determined by the Corporation’s Board of Directors as reflecting the fair market value of such fractional share immediately following the Effective Time. Each stock certificate that, immediately prior to the Effective Time represented shares of Old Class A Common Stock and/or Old Class B Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above.

(ii)

From and after the  Effective  Date,  the terms “New Class A Common Stock” and “New Class B Common Stock” as used in this  Article FOURTH  shall  mean  Class A Common  Stock and Class B Common Stock as  provided  in this Second Amended and Restated Certificate of Incorporation.

(C)

Class A Common Stock.

(i)

Relative Rights of Preferred Stock and Class A Common Stock.  All preferences, powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Class A Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

(ii)

Voting Rights.  Except as otherwise required by law, each holder of Class A Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of the stockholders of the Corporation.

(iii)

Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive pari passu with the holders of Class B Common Stock, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(iv)

Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Class A Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive pari passu with the holders of Class B Common Stock all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Class A Common Stock held by them respectively.

(D)

Class B Common Stock.

(i)

Relative Rights of Preferred Stock and Class B Common Stock.  All preferences, powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Class B Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

(ii)

Voting Rights.  Except (1) as otherwise required by law and (2) as set forth in paragraph (A) of the FOURTH Article (wherein each holder of Class B Common Stock will have one vote in respect of each share of Class B Common Stock held by such holder of record on the books of the Corporation on such matters to be voted upon thereunder), each holder of Class B Common Stock shall have ten (10) votes in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation.

(iii)

Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of shares of Class B Common Stock shall be entitled to receive pari passu with the holders of Class A Common Stock, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(iv)

Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Class B Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive pari passu with the holders of Class A Common

Stock all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Class B Common Stock held by them respectively.

(v)

Conversion.

(1)

Each share of Class B Common Stock shall be automatically converted into one fully paid nonassessable share of Class A Common Stock, effective immediately upon any sale, assignment, transfer, gift, bequest, conveyance, hypothecation or other disposition of any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (a “Transfer”), without any further action by the holder of such share and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Each stock certificate that, immediately prior to the Transfer represented shares of Class B Common Stock shall, from and after the Transfer, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificate shall have been converted; provided, however, that each holder of record of a certificate that represented shares of Class B Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificate shall have been converted as set forth above.  Each share of Class B Common Stock that is converted pursuant to this paragraph (D)(v)(1) shall be retired by the Corporation and shall not be available for reissuance.

(2)

Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees or such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this paragraph (D)(v)(2) shall be retired by the Corporation and shall not be available for reissuance.

(E)

Blank Check Preferred Stock.  The board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

FIFTH:

The Board of Directors shall have the power to adopt, amend and repeal the by-laws of the Corporation.  The stockholders entitled to vote in the election of directors may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

SIXTH:

Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the by-laws of the Corporation or, if not so designated, as determined by the Board of Directors.  Elections of directors need not be by written ballot except and to the extent required by the by-laws of the Corporation.

SEVENTH:

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH:

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such elimination of liability is not permitted under the DGCL as in effect at the time of the alleged breach of duty.  Any amendment, modification or repeal of this Article or of the Delaware Code shall not adversely affect any right or protection of a director of the Corporation with respect to any alleged breach of duty occurring prior to the time of such amendment, modification or repeal.

NINTH:

(A)

 The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each director or officer of the Corporation who was or is, or is threatened to be made, a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan, or a person serving another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity in any of the foregoing capacities at the request of the Corporation (an “Authorized Representative”), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise and taxes) and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, whether the basis of such person’s involvement in the Proceeding is an alleged act or omission in such person’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both.  The Corporation shall be required to indemnify an incumbent or former director or officer in connection with a Proceeding initiated by such person only if and to the extent that such Proceeding was authorized by the Board of Directors of the Corporation or is a civil suit by such person to enforce rights to indemnification or advancement of expenses.

(B)

The Corporation shall promptly pay all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by a director or officer of the Corporation in defending or appearing (otherwise than as a plaintiff) in any Proceeding described in paragraph (A) of this Article in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that such person is not entitled to be indemnified for such expenses under this Article or otherwise.

(C)

The Corporation shall have the power to, and may, indemnify any person who is or was an Authorized Representative (other than an officer or director who are covered by (A) above) against loss, liability and expense in connection with a Proceeding, and may pay expenses incurred by such person in connection with such Proceeding in advance of the final disposition of the Proceeding, to the fullest extent permitted by law.

(D)

The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation, shall continue as to a person who ceases to be an Authorized Representative, shall inure to the benefit of the heirs, executors and administrators of such person, and shall be enforceable as contract rights.  Such rights shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position.  The Corporation may enter into contracts to provide any Authorized Representative with specific rights to indemnification and advancement of expenses, which contracts may confer rights and protections to the maximum extent permitted by law.  The Corporation may purchase and maintain insurance, borrow money, create trust funds, pledge, mortgage, or create security interests in the assets of the Corporation, obtain letters of credit, or use other means from time to time to ensure payment of such amounts as may be necessary to perform the Corporation’s obligations provided for in this Article or in any such contract.  The by-laws of the Corporation may contain additional provisions implementing and supplementing the provisions of this Article.

(E)

Any amendment, modification or repeal of this Article shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH:

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

*****************

The foregoing Second Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Date:  ___, 2012

__________________ _______________

A. Dale Mayo

Authorized Signatory